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FRB|WEBER SHANDWICK                                    NEWS
   |FINANCIAL COMMUNICATIONS

AT THE COMPANY:                       AT FRB|WEBER SHANDWICK
Paul Schmitt                          Tad Gage           Lisa Fortuna
Chief Financial Officer               General Info       Analysts/Investors
(630) 860-3560                        (312) 640-6745     (312) 640-6779

FOR IMMEDIATE RELEASE
JANUARY 2, 2002

        M~WAVE EXPECTS REVENUES TO BE APPROXIMATELY $55 MILLION IN 2001;
                 WESTELL TECHNOLOGIES SIGNS CONTRACT WITH M-WAVE

BENSENVILLE, ILL., JANUARY 2, 2002--M~Wave, Inc. (Nasdaq: MWAV), a value-added service provider of high performance circuit boards used in a variety of digital and high frequency applications, announced today that it expects revenue to be approximately $55 million in 2001 compared with $57 million in 2000. Gross margins will be between 18 percent and 20 percent and pre-tax income will be between 11 percent and 13 percent of total revenues.

Joseph A. Turek, chairman and chief executive officer, said, "In light of the economic events of this last year and compared to our peers in the circuit industry, we are proud of our 2001 financial results and we believe we are in a position to reach our goal of $100 million annual revenue within the next two years."

The company also announced today that Westell Technologies, Inc. (Nasdaq: WSTL) has signed a supply chain management contract with M~Wave utilizing their Virtual Manufacturing concept. Westell expects to purchase up to $10 million of printed circuit boards this year from M~Wave. Based in Aurora, Westell is a broadband access solutions company that provides leading broadband products, service and conferencing solutions for carriers, service providers and business enterprises around the world.

Turek explained: "Virtual Manufacturing contractually supplies all the printed circuit needs of our customer by managing the complete procurement process. We utilize a global base of suppliers that allows our customers to benefit from lower worldwide manufacturing prices. We deliver products when the customer needs them through either consignment inventory control or just-in-time programs. And, we reinforce our quality policy with a money back guarantee for boards and components. To our knowledge, no other company offers the price, delivery, and quality benefits of our Virtual Manufacturing program."

M~Wave plans to release fourth quarter earnings on Feb 5, 2002. An investor conference call on V-Call is set for the following day at 10 am CST.

ABOUT M~WAVE:

Established in 1988 and headquartered in the Chicago suburb of Bensenville, Ill., M~Wave is a value-added service provider of high performance circuit boards. The Company's products are used in a variety of telecommunications applications for wireless and Internet communications. M-Wave services customers like Lucent Technologies and Motorola, Inc. with its patented bonding technology, Flexlink II(TM). The Company



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FRB|Weber Shandwick Worldwide serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.



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M~WAVE, INC.
ADD 1


trades on the Nasdaq SmallCap market under the symbol "MWAV". Visit the Company on its web site at www.mwav.com.

This news release contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents our current judgement on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested above. Factors that could cause actual results to differ include the following: dependence on suppliers and subcontractors for circuit board components; economic conditions; successful award of contracts under bid; a highly competitive environment; design and production delays; cancellation or reductions of contract orders; effective utilization of existing and new manufacturing resources; pricing pressures by key customers; and other factors detailed in the Company's Securities and Exchange Commission filings.



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